Exhibit 99.1

Moderna Reports Third Quarter 2026 Financial Results and Provides Business Updates
Reports third quarter revenue of $1.3 billion, GAAP net income of $0.2 billion and GAAP diluted EPS of $0.38

Increases 2026 expected revenue growth to 15%–25%, exceeding the previous expectation of up to 10% growth

Improves 2026 GAAP operating expense outlook by approximately $0.2 billion from previous estimate

Increases 2026 expected ending cash balance to $8.1–$8.3 billion

Highlights positive Phase 3 data for intismeran and U.S. FDA approval of mFLUSIVA, the Company's fifth approved product globally

CAMBRIDGE, MA / ACCESSWIRE / November 6, 2026 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the third quarter of 2026.
“We delivered 29% revenue growth in the third quarter, alongside the U.S. approval of mFLUSIVA, our fifth approved product globally, and positive Phase 3 results for intismeran in melanoma,” said Stéphane Bancel, Chief Executive Officer of Moderna. “Building on this momentum, we increased our full-year revenue growth outlook to 15%-25%, while continuing to reduce costs and strengthen our balance sheet. Looking ahead, we anticipate additional intismeran readouts, pivotal data in propionic acidemia and further regulatory approvals as we advance our pipeline and build a more diversified company.”

Commercial Strategy

Moderna continued to execute its multi-year revenue growth strategy during the third quarter, supported by the launch of updated COVID vaccines, expansion of its approved respiratory vaccine portfolio and execution of international strategic partnerships with the United Kingdom, Canada and Australia. In September, the Company signed a five-year agreement with a local manufacturer in Mexico for COVID-19 vaccines, supporting recurring revenue and international market expansion.

Third Quarter 2026 Financial Results

Revenue: Total revenue for the third quarter of 2026 increased 29% to $1.3 billion, compared to $1.0 billion in the same period in 2025, primarily driven by higher COVID vaccine sales in international markets, supported by deliveries under long-term strategic government partnerships. Revenue was $780 million in the U.S. and $533 million in international markets.

Cost of Sales: Cost of sales for the third quarter of 2026 was $318 million, including $65 million of third-party royalties. Cost of sales increased by 54% compared to the same period in 2025, primarily driven by higher product sales volume and other manufacturing-related costs.

Research and Development Expenses: Research and development expenses for the third quarter of 2026 were $583 million, a 27% decrease compared to the same period in 2025, primarily driven by lower clinical development costs following the completion and wind-down of certain late-stage studies in the Company's infectious disease portfolio, as well as continued cost efficiencies across the organization.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the third quarter of 2026 were $282 million, a 5% increase year-over-year. We continue to maintain cost discipline across the organization.

Income Taxes: Income tax provisions for both periods were not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Income: Net income was $162 million for the third quarter of 2026, compared to a net loss of $(200) million in the third quarter of 2025, representing a $362 million improvement year-over-year.

Earnings Per Share: Diluted earnings per share were $0.38 for the third quarter of 2026, compared to a loss per share of $(0.51) for the third quarter of 2025.

Cash Position: Cash, cash equivalents and investments as of September 30, 2026, were $8.0 billion, compared to $6.9 billion as of June 30, 2026. The increase primarily reflected $2.6 billion in net proceeds from the issuance of convertible notes and related capped call transactions, partially offset by the $950 million payment related to the litigation settlement announced in the first quarter of 2026, and cash used in operations, including the seasonal working capital impact from third-quarter product sales, the majority of which remained uncollected at quarter-end.

2026 Financial Framework
Revenue: The Company now expects total revenue growth of 15% to 25% in 2026, exceeding its previous outlook of up to 10% growth. Moderna continues to expect approximately half of its 2026 revenue to come from the United States and half from international markets.

Cost of Sales: Cost of sales for 2026 is expected to be approximately $1.7 billion, including the previously announced $0.9 billion non-recurring litigation settlement charge.

Research and Development Expenses: Research and development expenses for 2026 are expected to be approximately $2.7 billion, reduced from the Company's previous expectation of approximately $2.9 billion.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2026 are expected to be approximately $1.0 billion, unchanged from previous forecast.

Income Taxes: The Company continues to expect negligible income tax expense for 2026.

Capital Expenditures: Capital expenditures for 2026 are expected to be approximately $0.2 billion, improved from the previous expectation of $0.2 billion to $0.3 billion.

Cash and Investments: The Company now expects year-end 2026 cash and investments of approximately $8.1 billion to $8.3 billion, increased from its previous outlook of $4.7 billion to $5.2 billion. The increase reflects improved operational execution and proceeds from the Company’s convertible notes financing. This outlook excludes additional drawdowns from the approximately $0.9 billion remaining available under the Company's credit facility.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
Infectious Disease Vaccines

Seasonal Influenza Vaccine (mRNA-1010): In August, Moderna received U.S. Food and Drug Administration (FDA) approval for mFLUSIVA®, its seasonal influenza vaccine, for adults aged 50–64 years and accelerated approval for adults aged 65 years and older, marking the Company's fifth approved product globally. Moderna is conducting a limited U.S. launch for the 2026–2027 influenza season, with approval occurring after the annual contracting cycle. The Company also received approval for mFLUSIVA in Canada.

Flu/COVID Combination Vaccine (mRNA-1083): Moderna received regulatory approval in Canada for mCOFLU®, the Company's flu/COVID combination vaccine, following approval of the vaccine under the brand name mCOMBRIAX® in the European Union. The vaccine remains under regulatory review in additional markets, including Japan, the United Kingdom and Australia. Moderna continues to await further guidance from the FDA regarding refiling in the United States.

Norovirus Vaccine (mRNA-1403): Following the Phase 3 interim analysis, which did not meet the statistical criteria for early success, Moderna does not plan to initiate an additional cohort this season. The Company intends to engage with health authorities to determine the program's path forward.

Oncology Therapeutics

Intismeran autogene (mRNA-4157): In October, Moderna and Merck presented positive Phase 3 results from the INTerpath-001 study in resected high-risk melanoma at the European Society for Medical Oncology (ESMO) Congress 2026. Intismeran autogene in combination with KEYTRUDA® (pembrolizumab) reduced the risk of recurrence or death by 42% (HR=0.58) and the risk of distant metastasis or death by 38% (HR=0.62), compared with KEYTRUDA alone, in the intention-to-treat population. The benefit was greater after six months, following the intismeran immunization regimen, as intismeran plus KEYTRUDA reduced the risk of recurrence or death by 58% (piecewise HR=0.42 [95% CI, 0.30–0.58]) compared to KEYTRUDA alone in a pre-specified sensitivity analysis. Moderna and Merck are working toward regulatory submissions and preparing for a potential commercial launch, subject to regulatory approval.

mRNA-4359: Moderna continues Phase 2 clinical trial of its investigational cancer antigen therapy in first-line metastatic melanoma, previously treated metastatic melanoma and first-line non-small cell lung cancer.

mRNA-2808: Abstract accepted for oral presentation at American Society of Hematology meeting on December 12th in New Orleans.

mRNA-4203: Moderna and Immatics continue dosing in a Phase 1 study evaluating mRNA-4203 in combination with anzu-cel (anzutresgene autoleucel, IMA203).

Rare Disease Therapeutics

Propionic Acidemia (mRNA-3927): The registrational study has reached its target enrollment, with pivotal data expected in 2026.

Methylmalonic Acidemia (mRNA-3705): Moderna has deferred a decision on initiating a pivotal study until the propionic acidemia registrational study readout.

Moderna Corporate Updates

•Leadership Appointment: In September, Moderna announced the appointment of Juan Andres as Chief Operating Officer, effective October 5, 2026. Mr. Andres previously served in senior leadership positions at Moderna and will oversee the Company's operational strategy and execution, including its global manufacturing organization.
•Leadership Retirement: In September, Moderna announced that Jerh Collins, Ph.D., Chief Technical Operations and Quality Officer, retired following four years with the Company.
•Financing: In September, Moderna completed a convertible senior notes offering totaling approximately $3.0 billion in principal amount. After accounting for the purchase of capped calls designed to mitigate potential future dilution and associated fees, we raised approximately $2.6 billion in net proceeds. The financing provides additional financial flexibility to support continued investment in oncology and address future debt obligations.
•Litigation Settlement: Moderna and GSK entered into an agreement on October 28, 2026, to settle all disputes between the parties which were pending in the U.S. and Europe. Pursuant to the agreement, the parties granted patent cross-licenses in the field of infectious disease and are not obligated to make payments of any kind in connection with such licenses.

Company Accolades
•Fortune Change the World: Moderna was named to Fortune's 2026 Change the World list, recognizing the Company's impact through mRNA medicines.
•Science Top Employers: Moderna was named a top employer in Science and Science Careers' 2026 Top Employers Survey for the twelfth consecutive year.

Key 2026 Investor and Analyst Event Dates
•Moderna Analyst Day: November 12, 2026

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on November 6, 2026. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BI3b0723c2720c4799a951732b6daedea8
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a pioneer and leader in the field of mRNA medicine. Through the advancement of its technology platform, Moderna is reimagining how medicines are made to transform how we treat and prevent diseases. Since its founding, Moderna's mRNA platform has enabled the development of vaccines and therapeutics across infectious diseases, cancer, rare diseases and more.

With a global team and a unique culture, driven by the Company's values and mindsets, Moderna's mission is to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X, Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Net product sales	$1,273	$973	$1,719	$1,172
Other revenue[1]	40	43	128	94
Total revenue	1,313	1,016	1,847	1,266
Operating expenses:
Cost of sales	318	207	1,366	416
Research and development	583	801	1,883	2,357
Selling, general and administrative	282	268	671	710
Total operating expenses	1,183	1,276	3,920	3,483
Income (loss) from operations	130	(260)	(2,073)	(2,217)
Interest income	62	73	201	244
Other (expense) income, net	(21)	—	(58)	4
Income (loss) before taxes	171	(187)	(1,930)	(1,969)
Provision for income taxes	9	13	33	27
Net income (loss)	$162	$(200)	$(1,963)	$(1,996)

Earnings (loss) per share
Basic	$0.40	$(0.51)	$(4.93)	$(5.15)
Diluted	$0.38	$(0.51)	$(4.93)	$(5.15)

Weighted average common shares used in calculation of earnings (loss) per share
Basic	401	390	398	388
Diluted	430	390	398	388
_______
1Includes grant, collaboration, licensing and royalty, and stand-ready manufacturing revenue.

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,195	$2,595
Investments	3,976	3,204
Accounts receivable, net	1,367	184
Inventory	313	153
Prepaid expenses and other current assets	493	408
Total current assets	7,344	6,544
Investments, non-current	2,805	2,336
Property, plant and equipment, net	2,036	2,134
Right-of-use assets, operating leases	687	719
Other non-current assets	596	605
Total assets	$13,468	$12,338
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$259	$317
Accrued liabilities	1,395	1,386
Deferred revenue	268	99
Other current liabilities	106	185
Total current liabilities	2,028	1,987
Deferred revenue, non-current	139	153
Operating lease liabilities, non-current	630	653
Financing lease liabilities, non-current	—	20
Long-term debt	591	590
Convertible notes	2,958	—
Other non-current liabilities	285	285
Total liabilities	6,631	3,688
Stockholders’ equity:
Additional paid-in capital	1,569	1,382
Accumulated other comprehensive income	8	45
Retained earnings	5,260	7,223
Total stockholders’ equity	6,837	8,650
Total liabilities and stockholders’ equity	$13,468	$12,338

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2026	2025
Operating activities
Net loss	$(1,963)	$(1,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	351	370
Depreciation and amortization	190	148
Amortization/accretion of investments	(33)	(54)
Loss on equity investments, net	2	5
Other non-cash items	17	50
Changes in assets and liabilities:
Accounts receivable, net	(1,184)	(703)
Prepaid expenses and other assets	(28)	(84)
Inventory	(159)	(213)
Right-of-use assets, operating leases	31	28
Accounts payable	(32)	(114)
Accrued liabilities	35	(196)
Deferred revenue	160	108
Operating lease liabilities	(23)	(15)
Other liabilities	(79)	(137)
Net cash used in operating activities	(2,715)	(2,803)
Investing activities
Purchases of marketable securities	(5,149)	(4,221)
Proceeds from maturities of marketable securities	2,388	4,634
Proceeds from sales of marketable securities	1,519	1,744
Purchases of property, plant and equipment	(146)	(153)
Purchase of intangible asset	(74)	(10)
Net cash (used in) provided by investing activities	(1,462)	1,994
Financing activities
Proceeds from issuance of convertible notes	3,000	—
Payments for issuance costs related to convertible notes	(43)	—
Purchase of capped calls related to convertible notes	(329)	—
Proceeds from issuance of common stock through equity plans	172	19
Tax payments related to net share settlements on equity awards	(7)	(1)
Changes in financing lease liabilities	(17)	(6)
Net cash provided by financing activities	2,776	12
Effect of changes in exchange rates on cash and cash equivalents	—	2
Net decrease in cash, cash equivalents and restricted cash	(1,401)	(795)
Cash, cash equivalents and restricted cash, beginning of year	2,597	1,929
Cash, cash equivalents and restricted cash, end of period	$1,196	$1,134

Trademarks

Spikevax®, mRESVIA®, mNEXSPIKE®, mCOMBRIAX®, mCOFLU® and mFLUSIVA® are registered trademarks of Moderna.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's 2026 financial framework, including expected total revenue growth of 15% to 25% in 2026, GAAP operating expense reductions, and projected year-end cash balance; Moderna’s multi-year revenue growth strategy; Moderna's continued cost discipline; Moderna’s international strategic partnerships; the potential of intismeran and Moderna’s broader oncology portfolio; the potential commercial launch of intismeran, subject to regulatory approval; pending and anticipated regulatory filings and potential approvals, including timing of approvals; next steps for the mRNA-1403 program; the use of proceeds from Moderna’s convertible notes financing, including to support oncology growth and debt repayment; and anticipated progress and milestones for Moderna's pipeline programs, including potential near-term data and other catalysts. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
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Moderna Contacts
Media:
Chris Ridley
Vice President, Global Head of Communications

+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.